Exhibit 10.15

OFFICER EMPLOYMENT AGREEMENT

This Officer Employment Agreement (“Agreement”) between Owen Hughes (“Employee”) and XOMA Corporation (“XOMA” or “the Company”) (collectively, the “Parties”) is effective as of January 1, 2023 (the “Agreement Effective Date”).

1.Employment. Employee’s employment with XOMA in the position of Executive Chairman and Interim Chief Executive Officer shall commence on the Agreement Effective Date. Employee’s employment with XOMA will be governed by the terms set forth in this Agreement.
2.Position and Responsibilities. Employee shall be employed on a part-time basis, averaging approximately 30-40 hours per month, reporting to the Board of Directors (the “Board”).  While employed by XOMA, Employee may not accept consulting or other business or non-profit opportunities without first obtaining written approval from the Board. In addition, while employed by XOMA, except on behalf of XOMA, Employee will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by Employee to compete with XOMA (or that is planning or preparing to compete with XOMA), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by XOMA; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.
3.Term of Employment. The term of Employee’s employment with XOMA shall be the period from the Agreement Effective Date until Employee’s employment is terminated pursuant to Section 7. It is anticipated that Employee will serve as Interim Chief Executive Officer for a period of one (1) year while the Company recruits a new Chief Executive Officer.  Upon the new Chief Executive Officer commencing employment with the Company, Employee’s employment will automatically terminate and Employee will cease serving as Executive Chair, however Employee will remain a member of the Board of Directors.
4.Compensation and Reimbursement of Expenses.
(a)Compensation. Employee will receive for services to be rendered hereunder a base salary paid at the rate of $125,000 per year, less applicable payroll deductions and withholdings (the “Base Salary”), paid on XOMA’s ordinary payroll cycle. In addition, Employee shall be eligible to participate in XOMA’s Corporate Achievement Goals plan (“CAGs”), as it may be amended from time to time in accordance with its terms, with an initial target rate of 55% of Base Salary, which can be adjusted from time to time by the Board.
(b)Equity Awards.  Subject to approval by the Board, the Company will grant Employee a non-qualified option to purchase 100,000 shares of the Company’s common stock with an exercise price equal to the fair market value of the common stock (the “FMV Option”).  The FMV Option shall vest in four equal installments on March 31, 2023, June 30, 2023, September 30, 2023 and December 31, 2023 (subject to Employee’s continuous service).  In addition, subject to approval by the Board, the Company will grant Employee a non-qualified option to purchase 75,000 shares of the Company’s common stock with an exercise price equal to $30 per share (the “Additional Option”).  The Additional Option shall vest monthly over three years (subject to Employee’s continuous service).  The FMV Option and the Additional Option shall be issued outside of, but subject in all respects to the terms and conditions of the Company’s Equity Incentive Plan (the “Plan”), and shall be governed in all respects by the terms of the Plan as if granted thereunder, the grant notice and the option agreement. The Company intends for the FMV Option and the Additional Option to each be a material inducement to Employee entering into employment with the Company within the meaning of Listing Rule 5635(c)(4) of The Nasdaq Stock Market LLC.  Employee may be eligible for additional annual equity grants at the discretion of the Board.

(c)Reimbursement of Expenses. XOMA shall reimburse Employee for all reasonable travel and other expenses incurred in performing Employee’s obligations under this Agreement in a manner consistent with XOMA policies.
5.Participation in Benefit Plans. Employee shall not be eligible for benefits under any employee benefit plan of XOMA due to his part-time status, except as required by law.
6.Compliance with Proprietary Information Agreement and XOMA Policies. As a condition of employment with XOMA, Employee must sign and comply with the Employee Confidential Information and Inventions Assignment Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”), which prohibits unauthorized use or disclosure of XOMA proprietary information, among other obligations. In addition, Employee is required to abide by XOMA’s policies and procedures (including but not limited to XOMA’s Employee Handbook), as adopted or modified from time to time within XOMA’s discretion; provided, however, that in the event the terms of this Agreement differ from or are in conflict with XOMA’s general employment policies or practices, this Agreement shall control.
7.Termination of Employment; Severance.
(a)Termination. Consistent with XOMA policy, Employee’s employment relationship with XOMA is at-will. Accordingly, Employee may resign Employee’s employment with XOMA at any time and for any reason whatsoever simply by notifying XOMA; and XOMA may terminate Employee’s employment at any time, with or without cause or advance notice.  Employee’s employment will automatically end upon a new Chief Executive Officer commencing employment with the Company (unless Employee and XOMA mutually agree otherwise).
(b)Severance.  If Employee’s employment automatically terminates due to a new Chief Executive Officer commencing employment within one (1) year after the Agreement Effective Date, then provided that such termination of employment constitutes a “separation from service” under Treas. Reg. Section 1.409A-1(h), the Company will pay Employee severance in the form of Base Salary continuation at the rate then in effect through the one-year anniversary of the Agreement Effective Date.  Such severance payments will be paid on the Company’s ordinary payroll dates (starting on the first payroll date after the Release Agreement (defined below) becomes effective) and will be subject to standard deductions and withholdings.  As a condition receiving such severance benefits, Employee shall execute and deliver to XOMA a release of claims in favor of XOMA substantially in the form attached hereto as Exhibit B (the “Release

Agreement”) within the timeframe set forth in the Release Agreement, but not later than forty-five (45) days following Employee’s employment termination date, and allow the Release Agreement to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth in the Release Agreement.  If the period during which Employee may elect to execute the Release and have it become effective may occur in more than one taxable year, then the first payroll date after the Release Agreement becomes effective will be deemed to occur in the second of such taxable years.  Any such severance payments that would have been made from the date of such termination to the first payroll date following the effective date of the Release will be made on such first payroll date.

8.Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective permitted successors and assigns.
9.Compliance with Section 409A of the Code.
(a)It is intended that this Agreement will comply with Section 409A of the Code and its regulations and guidelines (collectively, “Section 409A”), to the extent the Agreement is subject to Section 409A, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the Parties will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the Parties to the extent reasonably possible. No action or failure to act under this Section 9 shall subject XOMA to any claim, liability, or expense, and XOMA shall not have any obligation to indemnify or otherwise protect Employee from the obligation to pay any taxes, interest or penalties under Section 409A.
(b)With respect to any reimbursement or in-kind benefit arrangements of XOMA and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (A) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the benefit plans may impose a limit on the amount that may be reimbursed or paid), (B) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (C) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.
(c)If Employee is deemed on the date of “separation from service” (under Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (under Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A of the Code payable on account of a “separation from service” that is required to be delayed under Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the earlier of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service,” or (ii) the date of Employee’s death (“Delay Period”). Upon expiration of the Delay Period, all payments and benefits delayed under this Section 9(c) shall be paid or reimbursed to

Employee in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided on the payment dates specified. For purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to Employee’s “termination of employment” (and corollary terms) shall be construed to refer to Employee’s “separation from service” (under Treas. Reg. Section 1.409A-1(h)).

10.Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given upon actual confirmed receipt by mail, courier or email. In the case of Employee, mailed notices shall be addressed to Employee at the home or personal email address that Employee most recently communicated to XOMA in writing. In the case of XOMA, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
11.Successors.
(a)XOMA’s Successors. Any successor to XOMA (direct or indirect, by purchase, lease, merger, amalgamation, consolidation, liquidation or otherwise) to all or substantially all of XOMA’s business or assets shall assume XOMA’s obligations under this Agreement and agree expressly to perform XOMA’s obligations under this Agreement in the same manner and to the same extent as XOMA would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “XOMA” shall include any successor to XOMA’s business or assets which executes and delivers the assumption agreement described in this Section 11(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)Employee’s Successors. Without the written consent of XOMA, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. However, except as otherwise set forth herein, the terms of this Agreement and all rights of Employee shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
12.Amendment of Agreement. Changes in Employee’s employment terms, other than those changes expressly reserved to XOMA’s or the Board’s discretion in this Agreement, require a written modification approved by XOMA and signed by Employee and a duly authorized officer of XOMA other than Employee.
13.Waiver. Any party’s failure to enforce any provision or provisions of the Agreement will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Agreement. The rights granted to the Parties herein are cumulative and will not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.
14.Severability. In the event any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any remaining part of such provision or any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the Parties insofar as possible under applicable law.

15.Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Employee expressly consents to personal jurisdiction and venue in the state and federal courts for Alameda County, California for any lawsuit filed there against Employee by XOMA arising from or related to this Agreement.
16.Fees and Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.
17.Counterparts. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.
18.Arbitration.  To ensure the timely and economical resolution of disputes that may arise between Employee and the Company, both Employee and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, Employee will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or Employee’s employment with the Company (including but not limited to all statutory claims); or the termination of Employee’s employment with the Company (including but not limited to all statutory claims).  BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH EMPLOYEE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.  The Arbitrator will have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.  All claims, disputes, or causes of action under this section, whether by Employee or the Company, must be brought solely in an individual capacity, and will not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences in this paragraph are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class will proceed in a court of law rather than by arbitration.  Any arbitration proceeding under this Arbitration section will be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in San Francisco, CA under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at  http://www.jamsadr.com/rules-employment-arbitration/).  Employee and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense.  The Arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law.  The Company will pay all JAMS arbitration fees in excess of the amount of court fees that would be required of Employee if the dispute were decided in a court of law.  This section will not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”).  In the event Employee brings multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.  Nothing in this section is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

19.Indemnification.  Employee shall execute the Company’s standard form of indemnification agreement provided herewith.
20.Complete Agreement. This Agreement, together with Employee’s Confidentiality Agreement and the other agreements referenced herein, forms the complete and exclusive embodiment of the entire agreement between the Parties with regard to this subject matter, and supersedes and replaces any other agreements or promises made to Employee by anyone, whether oral or written.

[signature page to follow]

COMPANY:	XOMA CORPORATION

	By:	/s/ W. Denman Van Ness
W. Denman Van Ness Lead Independent Director

EMPLOYEE:	/s/ Owen Hughes
Owen Hughes

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION AND
INVENTIONS ASSIGNMENT AGREEMENT

EXHIBIT B

FORM RELEASE OF CLAIMS AGREEMENT

This Release of Claims Agreement (“Release Agreement”) is entered into between XOMA Corporation (“XOMA”) and Owen Hughes (“Employee”). XOMA and Employee (collectively, the “Parties”) are parties to an Officer Employment Agreement (“Employment Agreement”) and agree as follows:

1.Termination. Employee’s employment with XOMA terminated on _______, 20__.
2.Release of Claims. In exchange for the compensation, benefits and other consideration to be provided to Employee under the Employment Agreement that Employee is not otherwise entitled to receive, Employee hereby generally and completely releases XOMA and XOMA (US) LLC, and their past and present officers, agents, directors, employees, investors, shareholders, administrators, partners, attorneys, agents, insurers, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns (collectively, the “Released Parties”), from, and agrees not to sue or otherwise institute any legal or administrative proceedings concerning, any and all claims, duties, liabilities, obligations and causes of action, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to or on the date Employee signs this Release Agreement (collectively, the “Released Claims”).

The Released Claims include but are not limited to:

(a)all claims arising out of or in any way related to Employee’s employment with XOMA or the termination of that employment;
(b)all claims related to compensation or benefits from XOMA, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity or profits interests in XOMA (including but not limited to any right to purchase, or actual purchase, of shares of stock of XOMA);
(c)all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing;
(d)all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy;
(e)all federal, state and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees or other claims arising under the Federal Civil Rights Act of 1964, the federal Civil Rights Act of 1991, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the federal Americans with Disabilities Act of 1990, the federal Fair Labor Standards Act, the federal the Employee Retirement Income Security Act of 1974, the federal Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act and the California Labor Code, and all amendments to and regulations issued under each such statute;

(f)all claims for violation of the federal or any state constitution;
(g)all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(h)all claims for attorneys’ fees and costs.
3.Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA, and that the consideration given for the waiver and release in this Section 3 is in addition to anything of value to which Employee is already entitled. Employee further acknowledges that Employee has been advised, as required by the ADEA, that: (a) Employee’s waiver and release do not apply to any rights or claims that may arise after the date Employee signs this Release Agreement; (b) Employee should consult with an attorney prior to signing this Release Agreement (although Employee may choose voluntarily not to do so); (c) Employee has twenty-one (21) days to consider this Release Agreement (although Employee may choose voluntarily to sign it earlier); (d) Employee has seven (7) days following the date Employee signs this Release Agreement to revoke the Release Agreement (by providing written notice of Employee’s revocation to the Legal Department at XOMA); and (e) this Release Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after the date that this Release Agreement is signed by Employee provided that Employee does not revoke it (the “Effective Date”).
4.Waiver of Unknown Claims. In giving the releases set forth in this Release Agreement, which include claims which may be unknown to Employee at present, Employee acknowledges that Employee has read and understands Section 1542 of the California Civil Code which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to Employee’s release of claims herein, including but not limited to the release of unknown and unsuspected claims.

5.Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification Employee may have pursuant to any written indemnification agreement with XOMA to which Employee is a party or under applicable law; (b) any rights which cannot be waived as a matter of law; (c) any rights Employee has to file or pursue a claim for workers’ compensation or unemployment insurance; and (d) any claims for breach of the Employment Agreement or this Release Agreement. In addition, nothing in this Release Agreement prevents Employee from filing, cooperating with or participating in any proceedings before the Equal Employment

Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing or any analogous federal or state government agency, except that Employee acknowledges and agrees that Employee hereby waives Employee’s right to any monetary benefits in connection with any such claim, charge or proceeding. Employee represents and warrants that, other than the Excluded Claims, Employee is not aware of any claims Employee has or might have against any of the Released Parties that are not included in the Released Claims.

6.Representations. Employee represents that Employee has been paid all compensation owed and for all time worked; Employee has received all the leave and leave benefits and protections for which Employee is eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any applicable law or XOMA policy; and Employee has not suffered any on the job injury for which Employee has not already filed a workers’ compensation claim.
7.Nondisparagement. Employee agrees not to disparage XOMA, and XOMA’s officers, directors, employees, shareholder, members and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Similarly, Employee understands that XOMA agrees to direct its directors and officers not to disparage Employee in any manner likely to be harmful to Employee’s business reputation or personal reputation. Nothing in this provision, however, shall prevent either Employee or XOMA from responding accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Release Agreement is intended to prohibit or restrain Employee in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation.
8.No Voluntary Adverse Action. Employee agrees that Employee will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against XOMA, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall Employee induce or encourage any person or entity to bring any such claims; provided, however, that Employee must respond accurately and truthfully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.
9.Return of XOMA Property; Compliance with Proprietary Information Agreement. Employee represents that Employee has complied fully with Section 7(g) of the Employment Agreement and the provisions of Employee’s Employee Confidential Information and Invention Assignment Agreement with XOMA (the “Confidentiality Agreement”), and further agrees to continue to abide by Employee’s continuing obligations under the Confidentiality Agreement.
10.Fees and Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Release Agreement.
11.No Representations. Employee represents that Employee has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Release Agreement. Neither Party has relied upon any representations or statements made by the other Party which are not specifically set forth in this Release Agreement.

12.Severability. In the event any provision of this Release Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any remaining part of such provision or any other provision of this Release Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the Parties insofar as possible under applicable law.
13.Entire Agreement. This Release Agreement, together with the Employment Agreement, forms the complete and exclusive embodiment of the entire agreement between the Parties with regard to this subject matter. This Release Agreement may only be modified or amended in a writing signed by Employee and a duly authorized officer of XOMA other than Employee.
14.Governing Law. This Release Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Employee expressly consents to personal jurisdiction and venue in the state and federal courts for Alameda County, California for any lawsuit filed there against Employee by XOMA arising from or related to this Release Agreement.
15.Counterparts. This Release Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.
COMPANY:	XOMA CORPORATION

	By:	/s/ W. Denman Van Ness
W. Denman Van Ness Lead Independent Director

EMPLOYEE:	/s/ Owen Hughes
Owen Hughes